Exhibit 99.1

ARCH CAPITAL GROUP LTD.

IMPLEMENTS SUCCESSION PLAN

INGREY TO SUCCEED CLEMENTS AS CHAIRMAN

HAMILTON, BERMUDA, March 17, 2005 –  Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that, in line with the succession plan that the Company has in place, Robert Clements, founder and Chairman of the Company, will be stepping down as Chairman and a director.  Paul Ingrey, currently Vice Chairman, will succeed Mr. Clements as Chairman beginning on April 1, 2005.  Mr. Clements will continue to provide guidance to the Company as a consultant.

Mr. Clements said, “When we recapitalized Arch in 2001, the goal was to become a major participant in the mainstream of the global insurance and reinsurance market, which we have achieved.  It has been gratifying for me to serve as Chairman during this transformation – a period in which the Company raised additional capital in response to market opportunities, recruited and retained a staff that represents the best and brightest in the industry, and successfully established our insurance and reinsurance businesses around the world.  Paul Ingrey, who joined the Company in 2001, has been instrumental in the development of the Company’s strategic direction, and his insight, broad experience and leadership will help ensure that the Company continues to be successful.”

Jack Bunce, a member of Arch Capital’s Executive Committee of the Board and Managing Director of Hellman & Friedman LLC, said, “Bob is a great entrepreneur and business thinker.  He was instrumental in putting the key management and capital pieces of Arch together, and today Arch is a great company as a result.  This is not the first, second, or even third time Bob has accomplished such a feat.”

Kewsong Lee, a member of Arch Capital’s Executive Committee of the Board and Managing Director of Warburg Pincus, the Company’s largest shareholder, added, “We are grateful to Bob for his vision in shaping Arch and for his leadership and guidance as Chairman.  We are very pleased to have partnered with Bob over three years ago in recapitalizing Arch.  He has been a key driver of the Company’s strategic direction and has played an essential role in its success.  We look forward to continuing to partner with Paul and Dinos Iordanou and the management team in order to create long-term shareholder value.”

Dinos Iordanou, President and Chief Executive Officer of Arch Capital, said, “I appreciate Bob’s dedication and support over the past three years.  We are proud of his legacy as Chairman and are pleased that he will continue to contribute his skills and knowledge for the benefit of the Company.  We are also delighted that Paul will assume the role of Chairman.  His experience and knowledge of the marketplace and our Company will be invaluable as we continue to execute our long-term business strategy.”

Mr. Ingrey said, “I would like to thank Bob for asking me to help build Arch, as well as for all of the other important contributions he has made to Arch over the years.  I am pleased to serve as the Board’s new Chairman.   In my new role, I look forward to continuing to work closely with Dinos and the rest of the senior team in executing the long-term business plan we formulated over three years ago.  We are confident that our Company will continue to deliver outstanding results to our shareholders and clients.”

Prior to joining Arch, Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer.  Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance.  Mr. Ingrey joined Arch in 2001 as the Chairman and CEO of its reinsurance operations.  In April 2004, he became Vice Chairman of Arch Capital with responsibility for underwriting oversight.  In November 2004, Mr. Ingrey was appointed the Chairman of the Underwriting Oversight Committee of the Board.

Arch Capital Group Ltd., a Bermuda-based company with over $2.5 billion in capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (collectively, the “Company”) may include forward-looking statements which reflect the Company’s current views with respect to future events and financial performance.  Forward-looking statements involve the Company’s current assessment of risks and uncertainties, which may cause actual events and results and prospects to differ materially from those expressed or implied in these statements.  Certain information regarding such risks and uncertainties is set forth in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Arch Capital Group Ltd.
John D. Vollaro
(441) 278-9250